                                                                   EXHIBIT 10.45

                               SUBLEASE AGREEMENT

     This sublease agreement was entered into on October 30, 2006 between IP Fibre Devices (UK) Limited, of 22 Buckingham Gate, London SW1, referred to as "Lessee" and IPG Photonics (UK) Limited, referred to as "Sublessee."

                                    RECITALS

     The parties recite and declare:

     A. Lessee has leased space in an office building.

     B. Sublessee desires to obtain office space in the geographical area in which the building is located.

     C. The parties desire to enter a sublease agreement defining all rights, duties, and liabilities of the parties.

     In consideration of the mutual covenants contained in this sublease agreement, the parties agree as follows:

                                   SECTION ONE

                             DESCRIPTION OF PREMISES

     D. Lessee has leased a building consisting of one (1) floor of office space of approximately 1,200 square feet from Standard Life Investment Funds Limited ("Lessor"), located at 22 Buckingham Gate, London SW1 (the "demised premises").

     E. Lessee shall demise to Sublessee the demised premises, as more fully described in Lease between Lessee and Lessor dated August 3, 2000. which is attached to and made a part of this sublease agreement.

                                   SECTION TWO

                               PURPOSE OF SUBLEASE

     A. The premises demised under this sublease agreement are to be used by Sublessee in the conduct of the business of sales of fiber lasers and amplifiers, and all tasks related to that business.

     B. Sublessee shall not use the demised premises for any illegal, immoral, or ultra-hazardous activity, whether within or outside the scope of the business of Sublessee.


                                  SECTION THREE

                                TERM OF SUBLEASE

     The term of this sublease agreement shall be for a period, commencing on the date hereof and terminating on June 23, 2010, unless earlier terminated by breach of the terms and conditions of this sublease agreement or as provided in Sections Seven or Sixteen.

                                  SECTION FOUR

                                      RENT

     Sublessee shall pay to Lessee as basic rent [Pound Sterling]37,000 per annum, and [Pound Sterling]3,000 for service charges and [Pound Sterling]2,000 for taxes payable quarterly, subject to increases as provided for in the Lease, plus the other rent and charges as set forth in Section 3.1 of the Lease, but not greater than the amount paid by Lessee under the Lease and continuing each quarter thereafter during the term of this sublease agreement. Sublessee shall pay all other sums due as additional rental under the provisions of this sublease agreement on the basic rental payment due date first occurring after the additional rental payment arises.

                                  SECTION FIVE

                             SERVICES AND UTILITIES

     Lessee shall furnish all water and sewer services to Sublessee at the expense of Lessee. All other utilities required by Sublessee on the demised premises, including gas, electricity, and telephone services shall be obtained by and at the expense of Sublessee. Sublessee shall also obtain and pay the expense of all janitorial services required on the demised premises.

                                   SECTION SIX

                           ACCIDENTAL DAMAGE OR INJURY

     Lessor and Lessee shall not be liable for any damage to property or any injury to persons, sustained by Sublessee or others, caused by conditions or activities on the demised premises. Sublessee shall indemnify Lessor and Lessee against all claims arising from such damages or injuries and shall carry liability insurance insuring Lessee, Sublessee, and Lessor against any claims in amounts to he approved by Lessor.

                                  SECTION SEVEN

                            CASUALTY DAMAGE OR INJURY

     If the demised premises shall be destroyed or damaged by any acts of war, the elements, including earthquake, or fire, to such an extent as to render the demised premises untenantable in whole or in substantial part, Lessor has the option of rebuilding or repairing the demised premises as set forth in the Lease. If Lessor elects to rebuild or repair the demised premises and does so without unnecessary delay, Sublessee shall be bound by this sublease agreement, except that during the period of repair the rent of the demised premises shall he abated in the same proportion that the part of the demised premises rendered unfit for occupancy by Sublessee shall bear to the whole of the subleased premises. If Lessor fails to give notice of the intent to repair, Sublessee shall have the right to declare this sublease agreement terminated.


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                                  SECTION EIGHT

                     COMPLIANCE WITH ORIGINAL LEASE AND LAWS

     A. Sublessee shall not cause or allow any undue waste on the demised premises and shall comply with all applicable laws and ordinances respecting the use and occupancy of the demised premises relating to matters not covered elsewhere in this sublease agreement, provided that Sublessee shall not be required to make any alterations, additions, or improvements to the demised premises in order to conform with this sublease agreement.

     B. Sublessee shall perform and observe the terms and conditions to be performed on the part of Lessee under the provisions of the Lease between Lessee and Lessor, excepting the covenant for the payment of rent reserved thereby, and to indemnify Lessee against any and all claims, damages, costs, and expenses in respect to the nonperformance or nonobservance of any such terms or conditions.

                                  SECTION NINE

                                     REPAIRS

     Subject to the obligations of Lessor under Section 4 of the Lease, Lessee, unless specified to the contrary in this sublease agreement, shall maintain the demised premises in good repair and tenantable condition during the continuance of this sublease agreement, except in case of damage arising from acts or negligence of Sublessee or the agents of Sublessee.

                                   SECTION TEN

                     ALTERATIONS, ADDITIONS, OR IMPROVEMENTS

     A. Sublessee shall not make any alterations, additions, or improvements on or to the demised premises without first obtaining the written consent of Lessee. All alterations, additions, and improvements that shall be made shall be at the sole expense of Sublessee and shall become the property of Lessee and shall remain on and be surrendered with the demised premises as a part of them at the termination of this sublease agreement without disturbance, molestation, or injury.

     B. Nothing contained in this section shall prevent Sublessee from removing all office machines, equipment, and trade fixtures customarily used in the business of Sublessee.

                                 SECTION ELEVEN

                                      LIENS

     Sublessee shall keep the demised premises free and clear of all liens arising out of any work performed. materials furnished, or obligations incurred by Sublessee.


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                                 SECTION TWELVE

                               ACCESS TO PREMISES

     Sublessee shall allow Lessor or Lessee or the agents or employees of either the free access to the demised premises at all reasonable times for the purpose of inspecting or of making repairs, additions, or alterations to the demised premises or any property owned by or under the control of either party.

                                SECTION THIRTEEN

                                 ADVERTISEMENTS

     All signs or symbols placed in the windows or doors of the demised premises, or on any exterior part of the building by Sublessee, shall be subject to the approval of Lessee. If Sublessee shall place signs or symbols on the exterior of the building or in the windows or doors where they are visible from the street that are not satisfactory to Lessee, Lessee may immediately demand the removal of the signs or symbols.

                                SECTION FOURTEEN

                        SALES, ASSIGNMENTS, AND SUBLEASES

     Sublessee shall not assign this sublease agreement, or sell or sublet the premises subleased, or any part of or interest in them, without the prior, express, and written consent of Lessee. This sublease agreement shall not he assigned by operation of law.

                                 SECTION FIFTEEN

                                 QUIET ENJOYMENT

     If Sublessee performs the terms of this sublease agreement, Lessee will warrant and defend Sublessee in the enjoyment and peaceful possession of the demised premises during the term of this sublease agreement without any interruption by Lessee or Lessor or either of them or any person rightfully claiming under either of them.

                                 SECTION SIXTEEN

                                  CONDEMNATION

     A. If the demised premises or any part of the demised premises are appropriated or taken for any public use by virtue of eminent domain or condemnation proceedings, or if by reason of law, ordinance, or court decree, whether by consent or otherwise, the use of the demised premises by Sublessee for any of the specific purposes referred to in this sublease agreement shall be prohibited, Sublessee shall have the right to terminate this sublease on written notice to Lessee, and rental shall he paid only to the time when Sublessee surrenders possession of the demised premises.

     B. In the event of partial appropriation, Sublessee may elect to continue in possession of that part of the demised premises not so appropriated under the same terms and conditions of this sublease agreement, except that in those cases Sublessee shall be entitled to an equitable reduction of the rental payment under this sublease agreement.


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     C. Any rental paid in advance beyond the time that the property has been taken from Sublessee shall be returned by Lessee to Sublessee on demand.

     D. Sublessee does not waive any right to recover from the condemnation authority for any damage that may be suffered by Sublessee by reason of any condemnation.

                                SECTION SEVENTEEN

                           DEFAULT BY LESSOR OR LESSEE

     If Lessor or Lessee fails or neglects to perform under the provisions of this sublease agreement or of the original lease between them, then Sublessee may, after reasonable notice in writing of not less than thirty (30) days, terminate this sublease agreement.

                                SECTION EIGHTEEN

                              DEFAULT OF SUBLESSEE

     A. If any rents reserved, or any part of them, shall be and remain unpaid when they shall become due, or if Sublessee violates or defaults in any of the provisions of this sublease agreement, then Lessee may cancel this sublease agreement by giving the required notice, and reenter the demised premises.

     B. In spite of any reentry, the liability of Sublessee for the rent shall not be extinguished for the balance of the term of this sublease agreement, and Sublessee shall make good to Lessee any deficiency arising from a reentry and reletting of the demised premises at a reduced rental.

     C. Sublessee shall pay any deficiency on the first day of each month immediately following the month in which the amount of deficiency is ascertained by Lessee.

                                SECTION NINETEEN

                            INSOLVENCY OR BANKRUPTCY

     If Sublessee becomes insolvent, voluntarily or involuntarily bankrupt, or if a receiver, assignee, or other liquidating officer is appointed for the business of Sublessee, then Lessee may terminate this sublease agreement at the option of Lessee.

                                 SECTION TWENTY

                            TERMINATION AND SURRENDER

     A. Sublessee shall surrender the demised premises within thirty (30) days from receipt of notice of termination of this sublease agreement, or on the last day of the term of this sublease agreement.

     B. Lessee shall have the right to place and maintain on the demised premises "For Rent" or "For Sale" signs during the last ninety (90) days of the term of this sublease agreement.


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     C. Sublessee shall, at the expiration of this sublease agreement, surrender the keys to the demised premises to Lessee.

     D. If Sublessee shall surrender the demised premises at the election of Sublessee, the liability for all duties and obligations required of Sublessee shall continue until the surrender has been accepted by Lessee in writing.

                               SECTION TWENTY-ONE

                          REMOVAL OF PERSONAL PROPERTY

     Sublessee shall have the right to remove all personal property, trade fixtures, and office equipment, whether attached to the demised premises or not, provided that these items can be removed without serious damage to the building or the demised premises.

                               SECTION TWENTY-TWO

                             INTEREST OF SUCCESSORS

     The covenants and agreements of this sublease agreement shall be binding on the successors and assigns of Lessee and on the successors and assigns of Sublessee but only to the extent specified in this sublease agreement.

                              SECTION TWENTY-THREE

                                     NOTICES

     Except where otherwise required by statute, all notices given pursuant to the provisions of this sublease agreement may be sent by certified mail, postage prepaid, to the last known mailing address of the party for whom the notice is intended.

                               SECTION TWENTY-FOUR

                                      VENUE

     At the option of either party, venue of any action may be established in London, England. Personal service either within or without London shall be sufficient to give that court jurisdiction.

                               SECTION TWENTY-FIVE

                                  GOVERNING LAW

     It is agreed that this sublease agreement shall he governed by, construed, and enforced in accordance with the laws of Great Britain.

     In witness, each party to this sublease agreement has caused it to he executed on the date indicated below.

                                                IP FIBRE DEVICES (UK) LIMITED

                                                By: /s/ Valentin P. Gapontsev
                                                   -----------------------------
                                                   Name: Valentin P. Gapontsev
                                                   Date: October 31, 2006


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


                                                IPG PHOTONICS (UK) LIMITED

                                                By: /s/ Timothy P.V. Mammen
                                                   -----------------------------
                                                   Name: Timothy P.V. Mammen
                                                   Date: October 31, 2006









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